FOR IMMEDIATE RELEASE
Limbach Holdings Reports Fourth Quarter and Fiscal Year 2021 Results
Continued Growth in Owner Direct Relationships (ODR) Segment Revenue; Up 10.3% year-over-year
ODR Segment Accounted for Approximately 47.1% of Consolidated Gross Profit for FY 2021
FY 2021 Gross Margins Improved to 17.5%; Diluted EPS of $0.66

Conference Call Scheduled for 9:00 am ET on March 17, 2022
PITTSBURGH, PA – March 16, 2022 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the year ended December 31, 2021. Net income was $6.7 million for fiscal year 2021 as compared to $5.8 million for fiscal year 2020. Consolidated revenue was $490.4 million, a 13.7% decrease compared to fiscal year 2020. ODR(1) segment revenue was up 10.3% year-over-year and accounted for 28.6% of consolidated revenue in 2021 compared to 22.4% in fiscal year 2020. Consolidated gross margin of 17.5% increased 320 basis points year-over-year as a result of a shift in mix to the ODR segment and increased GCR(1) margins despite lower total revenue. In 2021, the ODR segment accounted for approximately 47.1% of consolidated gross profit.
Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “Limbach posted improvement for the year, with our numbers excelling in the back-half of 2021 driven by continued growth of our ODR business, combined with significantly-improved GCR margins. ODR revenue drives higher margins, and our stated goal has been to continuously drive a greater mix of our total revenue towards this segment. Our GCR business remains an integral part of our operations and as our recent results demonstrate, our emphasis on risk management and project selection is yielding solid gross profits. For the year, GCR gross profit improved by approximately $0.3 million despite an approximate 21% decline in segment revenues. Our improved results occurred despite the labor disruptions and supply chain impacts due to COVID-19.”
Mr. Bacon continued, “The integration process at Jake Marshall, which we acquired in December 2021, is proceeding as expected. We continue to diligently pursue additional opportunities like Jake Marshall in our other target geographies.”
Mr. Bacon concluded, “Entering 2022, proposal activity is above levels at this time a year ago, allowing us to secure a range of project wins in both of our segments while also being selective on pricing. Our recent results reinforce the validity of our bottom-line focused approach, with our 2022 sales and project scheduling governed by our risk management methodology.”
(1) As of January 1, 2021, Limbach renamed its existing two reportable segments to reflect our two distinct approaches to our customer base and to better align with our owner direct strategy. The previously named Construction Segment is now known as General Contractor Relationships (“GCR”) and the previously named Service Segment is now known as Owner Direct Relationships (“ODR”).

The following are results for the three months ended December 31, 2021, compared to the three months ended December 31, 2020:
•Fourth quarter 2021 revenue of $126.8 million was down 2.7% compared to $130.4 million. GCR segment revenue of $87.7 million was down 7.7%, while ODR segment revenue of $39.1 million was up 10.6%.
•Gross margin increased to 20.1%, up from 14.3%. This increase was mainly driven by total net gross profit write-ups of $2.6 million compared to total net gross profit write-downs of $2.9 million in the prior year quarter. GCR gross profit increased $7.3 million, or 103.3%, due to higher margins despite lower revenue. ODR gross profit was relatively flat. On a dollar basis, total gross profit was $25.5 million, compared to $18.7 million.
•SG&A expense increased approximately $2.8 million, to $18.8 million, compared to $16.0 million. This increase was characterized by temporary, lower operating expenses resulting from pandemic-driven operational reductions in 2020. As a percent of revenue, SG&A expense was 14.8%, up from 12.3%.
•Interest expense, net was $0.4 million compared to $2.2 million. This significant decrease was due to our refinancing of the 2019 debt facilities in February 2021, replacing them with debt facilities that carry a lower cost of financing.
•Net income was $4.3 million as compared to $0.4 million. Diluted income per share was $0.41 as compared to $0.05. The increase in net income was primarily attributable to increased gross profit on lower revenue, as well as the aforementioned decrease in net interest expense.
•Adjusted EBITDA was $9.5 million as compared to $4.5 million, an increase of 112.5%. The increase in Adjusted EBITDA was primarily attributable to the $6.9 million increase in gross profit, partially offset by a $2.8 million increase in selling, general and administrative expense.
The following are results for the year ended December 31, 2021, compared to the year ended December 31, 2020:
•Consolidated revenue was $490.4 million, a decrease of 13.7% from $568.2 million. GCR segment revenue of $350.0 million was down 20.6%, while ODR segment revenue of $140.3 million was up 10.3%. The decrease in GCR revenue was primarily due to our continued focus on improving project execution and profitability by pursuing opportunities that are smaller in size, shorter in duration, and where we can leverage our captive design and engineering services.
•Gross margin increased to 17.5%, up from 14.3%. This increase was mainly driven by the mix of higher margin ODR segment work, coupled with improved GCR segment margins. GCR gross profit was relatively flat. ODR gross profit increased $4.2 million, or 11.7%, due to an increase in revenue at higher margins. On a dollar basis, total gross profit was $85.9 million, compared to $81.4 million. In addition, the increase in gross margin was also attributable to total net gross profit write-ups of $0.4 million compared to total net gross profit write-downs of $7.9 million.
•SG&A expense increased approximately $7.8 million, to $71.4 million, compared to $63.6 million. This increase was characterized by temporary, lower operating expenses resulting from pandemic-driven operational reductions in 2020 and increased professional fees, which included costs for our acquisition and compliance requirements. As a percent of revenue, SG&A expense was 14.6%, up from 11.2%.

•Interest expense, net was $2.6 million compared to $8.6 million. This significant decrease was due to our refinancing of the 2019 debt facilities in February 2021, replacing them with debt facilities that carry a lower cost of financing.
•Net income for the year was $6.7 million as compared to $5.8 million. Diluted income per share was $0.66 as compared to $0.72. The increase in net income was primarily attributable to increased gross profit on lower revenue as well as the aforementioned decrease in net interest expense.
•Adjusted EBITDA was $23.3 million as compared to $25.1 million, a decrease of 7.3%. The decrease in Adjusted EBITDA was primarily attributable to a $7.8 million increase in selling, general and administrative, partially offset by a $4.5 million increase in increased gross profit.
•Net cash used in operating activities was $24.2 million as compared to net cash provided by operating activities of $39.8 million. The decrease in operating cash flows was primarily attributable to a decrease in our overbilled position due to the reduction in GCR revenue in 2021, the timing of change order conversions, and the recognition of contract revenue, partially offset by an increase in non-cash operating activities and net income.
Balance Sheet and Backlog
At December 31, 2021, we had cash and cash equivalents of $14.5 million. We had current assets of $192.9 million and current liabilities of $129.7 million at December 31, 2021, representing a current ratio of 1.49x compared to 1.33x at December 31, 2020. Working capital was $63.2 million at December 31, 2021, an increase of $14.0 million from December 31, 2020. At December 31, 2021, we had no borrowings against our revolving credit facility, other than for standby letters of credit totaling $3.4 million, and carried a term loan balance of $34.9 million.
Aggregate backlog at December 31, 2021 was $435.2 million as compared to $444.4 million as of December 31, 2020. At December 31, 2021, GCR segment backlog accounted for $337.2 million of the consolidated total, a decrease of 14.3% compared to GCR segment backlog at December 31, 2020 of $393.5 million. The reduction in GCR backlog has been intentional as we look to focus on higher margin projects than we have historically, as well as our focus on smaller, higher margin owner direct projects. As of December 31, 2021, GCR backlog included approximately $33.8 million of backlog associated with the operations of the entities acquired in the Jake Marshall Transaction.
ODR segment backlog accounted for $98.0 million of the consolidated total, an increase of 92.5% compared to ODR segment backlog of $50.9 million at December 31, 2020. Our ODR backlog increased due to our continued focus on ODR growth, as well as lower sales in this segment during the fourth quarter of Fiscal 2020 because of macroeconomic uncertainty related to COVID-19. In addition, as of December 31, 2021, ODR backlog included approximately $22.6 million of backlog associated with the operations of the entities acquired in the Jake Marshall Transaction.
Backlog includes unexercised contract options that are not included in the Company’s remaining performance obligations. At December 31, 2021, remaining performance obligations of the Company's GCR and ODR segment contracts were $337.2 million and $81.2 million, respectively. The Company estimates that 65% and 52% of our GCR and ODR segment remaining performance obligations as of December 31, 2021, respectively, will be recognized as revenue during 2022, with the substantial majority of remaining performance obligations to be recognized within 24 months, although the timing of the Company’s performance is not always under its control.

Conference Call Details
Date:     Thursday, March 17, 2022
Time:     9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:     (866) 604-1698
International callers:    (201) 389-0844
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://themediaframe.com/mediaframe/webcast.html?webcastid=PiFFyhm2 An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is an integrated building systems solutions firm whose expertise is in the design, modular prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning (“HVAC”), mechanical, electrical, plumbing and controls systems. Our market sectors primarily include the following: healthcare, life sciences, data centers, industrial and light manufacturing, entertainment, education and government. With 23 offices throughout the United States and Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in the first quarter and future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations
The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com
or
Limbach Holdings, Inc.
S. Mathew Katz
Executive Vice President
(212) 201-7006 / matt.katz@limbachinc.com

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations

(in thousands, except share and per share data)	For the Quarter Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Revenue	$126,811	$130,396	$490,351	$568,209
Cost of revenue	101,283	111,740	404,441	486,823
Gross profit	25,528	18,656	85,910	81,386
Operating expenses:
Selling, general and administrative	18,757	16,005	71,436	63,601
Amortization of intangibles	189	104	484	630
Total operating expenses	18,946	16,109	71,920	64,231
Operating income	6,582	2,547	13,990	17,155
Other (expense) income:
Interest expense, net	(428)	(2,178)	(2,568)	(8,627)
Loss on debt extinguishment	—	—	(1,961)	—
Gain on sale of property and equipment	43	77	2	95
Gain (loss) on change in fair value of warrant liability	—	(322)	14	(1,634)
Total other expenses	(385)	(2,423)	(4,513)	(10,166)
Income before income taxes	6,197	124	9,477	6,989
Income tax provision	1,919	(263)	2,763	1,182
Net income	$4,278	$387	$6,714	$5,807

Earnings Per Share (“EPS”)
Net income per share:
Basic	$0.42	$0.05	$0.67	$0.74
Diluted	$0.41	$0.05	$0.66	$0.72
Weighted average number of shares outstanding:
Basic	10,301,389	7,926,151	10,013,117	7,865,089
Diluted	10,520,818	8,201,953	10,231,637	8,065,464

LIMBACH HOLDINGS, INC.
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$14,476	$42,147
Restricted cash	113	113
Accounts receivable (net of allowance for doubtful accounts of $263 and $266 as of December 31, 2021 and 2020, respectively)	89,327	85,767
Contract assets	83,863	67,098
Advances to and equity in joint ventures, net	12	10
Income tax receivable	114	—
Other current assets	5,001	4,282
Total current assets	192,906	199,417

Property and equipment, net	21,621	19,700
Intangible assets, net	16,907	11,681
Goodwill	11,370	6,129
Operating lease right-of-use assets	20,119	18,751
Deferred tax asset	4,330	6,087
Other assets	259	392
Total assets	$267,512	$262,157

LIABILITIES
Current liabilities:
Current portion of long-term debt	$9,879	$6,536
Current operating lease liabilities	4,366	3,929
Accounts payable, including retainage	63,840	66,763
Contract liabilities	26,712	46,648
Accrued income taxes	501	1,671
Accrued expenses and other current liabilities	24,444	24,747
Total current liabilities	129,742	150,294
Long-term debt	29,816	36,513
Long-term operating lease liabilities	16,576	15,459
Other long-term liabilities	3,540	6,159
Total liabilities	179,674	208,425
Commitments and contingencies
Redeemable convertible preferred stock, net, par value $0.0001, $1,000,000 shares authorized, no shares issued and outstanding as of December 31, 2021 and December 31, 2020 ($0 redemption value as of December 31, 2021 and December 31, 2020)	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, 10,304,242 issued and outstanding at December 31, 2021 and 7,926,137 at December 31, 2020	1	1
Additional paid-in capital	85,004	57,612
Accumulated deficit	2,833	(3,881)
Total stockholders’ equity	87,838	53,732
Total liabilities and stockholders’ equity	$267,512	$262,157

LIMBACH HOLDINGS, INC.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income	$6,714	$5,807
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	5,948	6,171
Noncash operating lease expense	4,268	4,033
Provision for doubtful accounts	198	100
Stock-based compensation expense	2,601	1,068
Loss on early debt extinguishment	1,961	—
Amortization of debt discount and issuance costs	280	2,157
Deferred income tax provision (benefit)	1,757	(1,301)
(Gain) loss on change in fair value of warrant liability	(14)	1,634
Gain on sale of property and equipment	(2)	(95)
Changes in operating assets and liabilities:
Accounts receivable	3,408	19,200
Contract assets	(15,054)	10,090
Other current assets	(555)	(115)
Accounts payable, including retainage	(5,578)	(19,504)
Contract liabilities	(20,399)	4,278
Income tax receivable	(114)	494
Accrued income taxes	(1,170)	1,659
Accrued expenses and other current liabilities	(706)	4,713
Operating lease liabilities	(4,083)	(4,337)
Other long-term liabilities	(3,693)	3,763
Net cash (used in) provided by operating activities	(24,233)	39,815
Cash flows from investing activities:
Proceeds from sale of property and equipment	467	162
Jake Marshall Transaction, net of cash acquired	(18,977)	—
Advances to joint ventures	(2)	(2)
Purchase of property and equipment	(791)	(1,483)
Net cash used in investing activities	(19,303)	(1,323)
Cash flows from financing activities:
Proceeds from Wintrust and A&R Wintrust Term Loans	40,000	—
Payments on Wintrust and A&R Wintrust Term Loans	(5,119)	—
Payments on 2019 Refinancing Term Loan	(39,000)	(2,000)
Proceeds from 2019 Revolving Credit Facility	—	7,250
Payments on 2019 Revolving Credit Facility	—	(7,250)
Prepayment penalty and other costs associated with debt extinguishment	(1,376)	—
Proceeds from sale of common stock	22,773	—
Proceeds from exercise of warrants	1,989	—
Payments on finance leases	(2,623)	(2,664)

Proceeds from contributions to employee stock purchase plan	323	191
Taxes paid related to net-share settlement of equity awards	(459)	(216)
Payments of debt issuance costs	(643)	—
Net cash provided by (used in) financing activities	15,865	(4,689)
(Decrease) increase in cash, cash equivalents and restricted cash	(27,671)	33,803
Cash, cash equivalents and restricted cash, beginning of year	42,260	8,457
Cash, cash equivalents and restricted cash, end of year	$14,589	$42,260

Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Earnout Payments associated with the Jake Marshall Transaction	$3,089	$—
Right of use assets obtained in exchange for new operating lease liabilities	5,417	1,096
Right of use assets obtained in exchange for new finance lease liabilities	1,296	2,624
Right of use assets disposed or adjusted modifying operating leases liabilities	219	621
Right of use assets disposed or adjusted modifying finance leases liabilities	—	(86)
Interest paid	2,549	6,467
Cash paid for income taxes	$2,290	$734

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,				Increase/(Decrease)
(in thousands, except for percentages)	2021		2020		$	%
Statement of Operations Data:
Revenue:
GCR	$87,711	69.2%	$95,058	72.9%	$(7,347)	(7.7)%
ODR	39,100	30.8%	35,338	27.1%	3,762	10.6%
Total revenue	126,811	100.0%	130,396	100.0%	(3,585)	(2.7)%

Gross profit:
GCR(1)	14,375	16.4%	7,072	7.4%	7,303	103.3%
ODR(2)	11,153	28.5%	11,584	32.8%	(431)	(3.7)%
Total gross profit	25,528	20.1%	18,656	14.3%	6,872	36.8%

Selling, general and administrative:
GCR(1)	9,788	11.2%	9,008	9.5%	780	8.7%
ODR(2)	8,384	21.4%	6,668	18.9%	1,716	25.7%
Corporate	585	0.5%	329	0.3%	256	77.8%
Total selling, general and administrative	18,757	14.8%	16,005	12.3%	2,752	17.2%
Amortization of intangibles (Corporate)	189	0.1%	104	0.1%	85	81.7%
Total operating income	$6,582	5.2%	$2,547	2.0%	$4,035	158.4%
(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.

LIMBACH HOLDINGS, INC.
Consolidated Statements of Operations

	Year Ended December 31,				Increase/(Decrease)
(in thousands, except for percentages)	2021		2020		$	%
Statement of Operations Data:
Revenue:
GCR	$350,015	71.4%	$440,979	77.6%	$(90,964)	(20.6)%
ODR	140,336	28.6%	127,230	22.4%	13,106	10.3%
Total revenue	490,351	100.0%	568,209	100.0%	(77,858)	(13.7)%

Gross profit:
GCR(1)	45,409	13.0%	45,115	10.2%	294	0.7%
ODR(2)	40,501	28.9%	36,271	28.5%	4,230	11.7%
Total gross profit	85,910	17.5%	81,386	14.3%	4,524	5.6%

Selling, general and administrative:
GCR(1)	37,558	10.7%	37,708	8.6%	(150)	(0.4)%
ODR(2)	31,277	22.3%	24,825	19.5%	6,452	26.0%
Corporate	2,601	0.5%	1,068	0.2%	1,533	143.5%
Total selling, general and administrative	71,436	14.6%	63,601	11.2%	7,835	12.3%
Amortization of intangibles (Corporate)	484	0.1%	630	0.1%	(146)	(23.2)%
Total operating income	$13,990	2.9%	$17,155	3.0%	$(3,165)	(18.4)%

(1)As a percentage of GCR revenue.
(2)As a percentage of ODR revenue.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended December 31,		For the Years Ended December 31,
(in thousands)	2021	2020	2021	2020
Net income	$4,278	$387	$6,714	$5,807

Adjustments:
Depreciation and amortization	1,595	1,536	5,948	6,171
Interest expense, net	428	2,178	2,568	8,627
Non-cash stock-based compensation expense	585	329	2,601	1,068
Loss on early debt extinguishment	—	—	1,961	—
Change in fair value of warrant liability	—	322	(14)	1,634
Severance expense	—	—	—	622
Income tax provision (benefit)	1,919	(263)	2,763	1,182
Acquisition and other transaction costs	735	—	735	—
Adjusted EBITDA	$9,540	$4,489	$23,276	$25,111